                                                                    Exhibit 10.1


            --------------------------------------------------------




                                  $30,000,000



                                  SENIOR NOTE
                               PURCHASE AGREEMENT


                                     among


                         GLOBAL TELESYSTEMS GROUP, INC.


                                      and


                           THE OPEN SOCIETY INSTITUTE


                                      and


                        CHATTERJEE FUND MANAGEMENT, L.P.


                         -----------------------------

                         Dated as of  January 19, 1996

                         -----------------------------




            --------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
ARTICLE 1         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     1.1          Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2          Accounting Terms; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 2         PURCHASE AND SALE OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     2.1          Purchase and Sale of The Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.2          Transaction Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.3          Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 3         CONDITIONS TO THE OBLIGATION OF EACH PURCHASER TO CLOSE . . . . . . . . . . . . . . . . . .  14

     3.1          Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.2          No Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.3          Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.4          Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.5          Purchase Permitted by Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.6          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.7          Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.8          Warrant Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.9          Joint Venture Letter Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.10         Certificate of Incorporation and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.11         Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.12         No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.13         No Material Judgment or Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 4         CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE  . . . . . . . . . . . . . . . . . . .  16

     4.1          Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.2          Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.3          Issuance Permitted by Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.4          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.5          No Material Judgment or Order   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . . . . . . . .  17

     5.1          Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.2          Corporate Authorization; No Contravention . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.3          Governmental Authorization; Third Party Consents  . . . . . . . . . . . . . . . . . . . . .  18
     5.4          Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                                                                              Page
                                                                                                              ----
     5.5          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.6          Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.7          No Default or Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.8          Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.9          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.10         Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.11         Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.12         Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.13         Investment Company/Government Regulations . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.14         Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.15         Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.16         Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.17         Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.18         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.19         Patents, Trademarks, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.20         Trade Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . .  25

     6.1          Authorization; No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.2          Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.3          Purchase for Own Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.4          Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.5          Governmental Authorization; Third Party Consent . . . . . . . . . . . . . . . . . . . . . .  26
     6.6          Investment Company/Government Regulations   . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.7          TCG as Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 7         INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

     7.1          Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.2          Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 8         AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     8.1          Financial Statements and Other Information  . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.2          Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     8.3          Preservation of Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     8.4          Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.5          Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.6          Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.7          Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.8          Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     8.9          Payment of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     8.10         Seniority of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     8.11         Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                              Page
                                                                                                              ----
     8.12         Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     8.13         Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     8.14         Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 9         NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

     9.1          Consolidations and Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.2          Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.3          Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.4          Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.5          Limitations on Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.6          Limitation on Payment Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.7          Dispositions of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.8          Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.9          Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.10         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     9.11         Limitation on Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 10        PREPAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

     10.1         Optional Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     10.2         Mandatory Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     10.3         Application of Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 11        MONITORING FEE; TAX ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

     11.1         Monitoring Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     11.2         Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE 12        BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE 13        MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

     13.1         Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  43
     13.2         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     13.3         Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     13.4         Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     13.5         Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     13.6         Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     13.7         Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     13.8         Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     13.9         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     13.10        Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     13.11        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     13.12        Certain Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     13.13        Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     13.14        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

EXHIBITS

A-1               Form of OSI Note
A-2               Form of CFM Note
B                 Form of Warrant Agreement
C                 Form of Registration Rights Agreement
D                 Form of Joint Venture Agreement
E                 Form of Opinion

SCHEDULES

A                 Existing Indebtedness
B                 Existing Liens
C                 Investments
5.7               Contractual Obligations
5.8               Title to Properties
5.9               Taxes
5.14              Subsidiaries, Jurisdiction of Incorporation
                    and Ownership by the Company
5.15(b)           Outstanding Stock Options
5.19              Trademarks
5.20              Trade Relations
8.11              Dividends
9.5               Restricted Payments
9.6               Payment Restrictions

                                  SENIOR NOTE
                               PURCHASE AGREEMENT

        AGREEMENT, dated as of January 19, 1996, among GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation (the "Company"), THE OPEN SOCIETY INSTITUTE ("OSI"), and CHATTERJEE FUND MANAGEMENT, L.P. ("CFM") (OSI and CFM, collectively, the "Purchasers").

        WHEREAS, on December 8, 1995, OSI lent $5,000,000 to the Company and the Company issued to OSI a Senior Promissory Note dated December 8, 1995 in the principal amount of $5,000,000 (the "December 8 Note"), and on December 20, 1995, OSI lent to the Company an additional $5,000,000 and the Company issued to OSI a Senior Promissory Note dated December 20, 1995 in the principal amount of $5,000,000 (the "December 20 Note" and, together with the December 8 Note, the "Prior Notes"), in each case subject to the terms and conditions of a Note Purchase Agreement dated as of December 8, 1995 between the Company and OSI (the "Prior Note Purchase Agreement");

        WHEREAS, in connection with the issuance of the December 8 Note, the Company and OSI executed a warrant agreement (the "December 8 Warrant Agreement"), pursuant to which the Company issued to OSI warrants (the "December 8 Warrants") to purchase 185,185 shares of the Company's Common Stock, and a registration rights agreement (the "December 8 Registration Rights Agreement") pursuant to which the Company granted to OSI certain registration rights and rights of first refusal with respect to such Common Stock and warrants;

        WHEREAS, simultaneously with the execution of the December 20 Note, the Company and OSI executed a warrant agreement dated December 20, 1995 (the "December 20 Warrant Agreement," and, together with the December 8 Warrant Agreement, the "Prior Warrant Agreements"), pursuant to which the Company issued to OSI warrants (the "December 20 Warrants" and, together with the December 8 Warrants, the "Prior Warrants") to purchase an additional 185,185 shares of the Company's Common Stock, and a registration rights agreement (the "December 20 Registration Rights Agreement" and, together with the December 8 Registration Rights Agreement, the "Prior Registration Rights Agreements"), pursuant to which the Company granted to OSI certain registration rights and rights of first refusal with respect to such Common Stock and warrants;

        WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Company proposes to issue and sell to the Purchasers the Senior Promissory Notes (the "Notes") in the aggregate principal amount of Thirty Million

Dollars ($30,000,000), payable, respectively, to the order of OSI (the "OSI Note") in the principal amount of Twenty-Five Million Dollars ($25,000,000) and to the order of CFM (the "CFM Note") in the principal amount of Five Million Dollars ($5,000,000), the proceeds of which sale shall be used first to prepay all amounts outstanding under the Prior Notes and the Prior Note Purchase Agreement;

        WHEREAS, simultaneously with the execution of this Agreement, the parties have executed the Warrant Agreement, pursuant to which the Company will issue to OSI warrants to purchase 1,851,852 shares of the Company's Common Stock (the "OSI Warrants") and the Company will issue to CFM warrants to purchase 370,370 shares of the Company's Common Stock (the "CFM Warrants" and, together with the OSI Warrants, the "Warrants"), and, following the issuance of the Warrants, the Prior Warrants will be canceled;

        WHEREAS, simultaneously with the execution of this Agreement, the parties have executed the Registration Rights Agreement, pursuant to which the Company will grant to the Purchasers certain rights of first refusal in connection with the Warrants and certain registration rights with respect to the shares of the Company's Common Stock underlying the Warrants; and

        WHEREAS, simultaneously with the execution of this Agreement, the parties have executed the Joint Venture Letter Agreement, affirming the intention of the parties to enter into a joint venture for the purposes of reviewing and providing financing for business opportunities in the Territory (as defined in the Joint Venture Letter Agreement).

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

        1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and, with respect to the

Purchasers and The Chatterjee Group, shall also mean any entity for which George Soros d/b/a Soros Fund Management or Chatterjee Fund Management Co. LP, a Delaware limited partnership, is acting as investment manager or investment adviser, in each case with investment discretion (provided that such entity shall not be a Person engaged in a business which is the same or substantially similar to the business of the Company).

        "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

        "Capital Expenditures" means, for any period, the aggregate of all expenditures by the Company and any of its Subsidiaries during such period that, in accordance with GAAP, are required to be included in the property, plant or equipment or similar fixed capital or asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries.

        "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or should be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied.

        "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) that have maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 that have maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poors Corporation (or its successor, "S&P") or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. (or its successor, "Moody's"), and in each case maturing not more than six months after the date of acquisition, or (iv) tax-exempt commercial paper of the United States, municipal, state or local governments rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and maturing within six months after the date of acquisition.

        "CFM Note" has the meaning assigned to that term in the fourth recital of this Agreement.

        "CFM Warrants" has the meaning assigned to that term in the fifth recital of this Agreement.

        "Closing"  has the meaning assigned to that term in Section 2.3.

        "Closing Date" means the date specified in Section 2.3.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

        "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "Common Stock" means the Common Stock, par value $0.0001 per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

        "Condition of the Company" means the assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor so as to enable the primary obligor to pay such primary obligation, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to guarantee payment to or assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

        "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

        "Current Ratio" means, with respect to the Company and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter, the ratio determined by dividing (a) the sum of the current assets of the Company and its Subsidiaries computed in accordance with GAAP, by (b) the sum of the current liabilities of the Company and its Subsidiaries determined in accordance with GAAP.

        "December 8 Note" has the meaning assigned to that term in the first recital of this Agreement.

        "December 20 Note" has the meaning assigned to that term in the first recital of this Agreement.

        "December 8 Registration Rights Agreement" has the meaning assigned to that term in the second recital of this Agreement.

        "December 20 Registration Rights Agreement" has the meaning assigned to that term in the third recital of this Agreement.

        "December 8 Warrant Agreement" has the meaning assigned to that term in the second recital of this Agreement.

        "December 8 Warrants" has the meaning assigned to that term in the second recital of this Agreement.

       "December 20 Warrant Agreement" has the meaning assigned to that term in the third recital of this Agreement.

       "December 20 Warrants" has the meaning assigned to that term in the third recital of this Agreement.

       "Defined Benefit Plan" means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or nonqualified (whether or not subject to ERISA or the Code).

       "EBITDA" means, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the sum of (a) Net Income for such period,
(b) Interest Expense for such period, (c) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income, (d) depreciation and amortization deducted from revenue in determining such Net Income.

       "Environmental Laws" means any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, bio-hazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

       "Equity Offering" means (i) an equity offering completed by the Company subsequent to the Closing Date netting the Company cash proceeds of at least sixty million dollars ($60,000,000), or (ii) a series of equity offerings completed by the Company within a nine-month period following the Closing Date and netting the Company proceeds of at least sixty million dollars ($60,000,000).

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA Affiliate" means any Person that is treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c),
(m) or (o) of the Code.

              "Event of Default" has the meaning assigned to such term in the Notes.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

              "GAAP" has the meaning assigned to that term in Section 1.2.

              "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

              "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

              "Hazardous Materials" means those substances which are regulated by or form the basis of liability under any Environmental Laws.

              "Indebtedness" means as to any Person (without duplication) (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of such Person's business, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person,

(f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

              "Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP consistently applied.

              "Joint Venture Letter Agreement" means that certain Joint Venture Letter Agreement, dated the date hereof, entered into by the Company and the Purchasers, substantially in the form attached hereto as Exhibit D, as such agreement may be amended, supplemented or otherwise modified from time to time.

              "Joint Venture Agreement" means the joint venture agreement to be executed and delivered pursuant to the Joint Venture Letter Agreement, as such joint venture agreement may be amended, supplemented or otherwise modified from time to time.

              "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest, including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement or the interest of a lessor under a Capital Lease Obligation.

              "Net Income" means, with respect to the Company and its Subsidiaries on a consolidated basis for any period, (a) net revenues and other income for such period, minus (b) the aggregate for such period of, without duplication, (i) cost of goods sold, (ii) Interest Expense, (iii) operating expenses, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation and amortization, (vii) limited partnership retention, and (viii) any other items that are treated as expenses under GAAP, but excluding from the definition of Net Income any extraordinary or nonrecurring charges, expenses, gains or losses, any gains or losses not in the ordinary course of business, and any income resulting from any write-up of an asset, all computed on a consolidated basis in accordance with GAAP consistently applied.

              "Net Worth" means at any date the stockholders' equity of the Company and its Subsidiaries on a consolidated basis.

              "Non-U.S. Subsidiary" means any Subsidiary of the Company other than a U.S. Subsidiary. Unless otherwise qualified, all references to a "Non-U.S. Subsidiary" or to "Non-U.S. Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

              "Notes" has the meaning assigned to that term in the fourth recital of this Agreement.

              "OSI Note" has the meaning assigned to that term in the fourth recital of this Agreement.

              "OSI Warrants" has the meaning assigned to that term in the fifth recital of this Agreement.

              "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

              "Prior Note Purchase Agreement" has the meaning assigned that term in the first recital of this Agreement.

              "Prior Notes" has the meaning assigned that term in the first recital of this Agreement.

              "Prior Registration Rights Agreements" has the meaning assigned to that term in the third recital of this Agreement.

              "Prior Warrant Agreements" has the meaning assigned to that term in the third recital of this Agreement.

              "Prior Warrants" has the meaning assigned to that term in the third recital of this Agreement.

              "Registration Rights Agreement" means the Registration Rights Letter Agreement substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented or otherwise modified from time to time.

              "Regulation S-X" means the rules and regulations promulgated and codified under 17 C.F.R. Part 210.

              "Requirements of Law" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

              "Restricted Payment" means (a) any dividend or other distribution on any share of the Company's capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment by the Company or any Subsidiary on account of the direct or indirect purchase, redemption, retirement or other acquisition of (i) any shares of the Company's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock), (ii) any shares of any Subsidiary's capital stock from any Person other than the Company or its Subsidiaries (except such payments as are set forth on Schedule 9.5) to the extent such payment exceeds $1 million in any single occurrence or $5 million in the aggregate in any twelve-month period,
(iii) any option, warrant or other right to acquire shares of the Company's or any Subsidiary's capital stock from any Person other than the Company or its Subsidiaries, or (c) any optional prepayment, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company.

              "Securities" means, collectively, the Notes and the Warrants.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

              "Shareholder Financing" means financing provided to the Company by or through Capital Research International, a shareholder of the Company not a party to this Agreement, which financing (i) is pari passu in rank to the Indebtedness of the Company represented by the Notes; (ii) is in an aggregate principal amount not greater than $30 million; (iii) provides, for each $1 million principal amount of Shareholder Financing provided by such shareholder, for the issuance of 74,074 warrants to such shareholder and, for each principal amount of Shareholder Financing less than $1 million provided by such shareholder, for the issuance of that number of warrants equal to the product of (a) 74,074 and (b) a fraction (x) the numerator of which is such principal amount and (y) the denominator of which is $1 million; (iv) such shareholder agrees to provide pursuant to a written commitment received by the company on or before the fifth Business Day following the Closing Date; (v) is disbursed to the Company on or before the tenth Business Day following the Closing Date; (vi) is provided solely in increments of $1 million to the extent such financing exceeds $10 million; and (vii) is otherwise on terms identical to the terms of the Indebtedness of the Company represented by the Notes, but excluding the provisions of Section 3.9 (and all other provisions or references herein pertaining to the Joint Venture Letter Agreement), Article 11 and Article 12 of this Agreement.

              "Subsidiary" means, with respect to any Person, a corporation or other entity (i) of which 50% or more of the outstanding securities or other ownership interests is owned, directly or indirectly, by such Person or (ii) with respect to which such Person, directly or indirectly, is entitled to vote (in the absence of contingencies), for the election of 50% or more of the Board of Directors (or group performing similar functions) of such corporation or entity. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

              "Transaction Documents" means, collectively, this Agreement, the Notes, the Warrants, the Warrant Agreement, the Registration Rights Agreement, the Joint Venture Letter Agreement and, when executed and delivered, the Joint Venture Agreement.

              "U.S. Subsidiary" means any Subsidiary which is incorporated or registered under the laws of any jurisdiction of the United States of America including the District of Columbia and any state, territory, or any political subdivision thereof. Unless otherwise qualified, all references to a "U.S. Subsidiary" or to "U.S. Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

              "Warrants" has the meaning assigned to that term in the fifth recital of this Agreement.

              "Warrant Agreement" means that certain Warrant Agreement, dated the date hereof, entered into by the Company and the Purchasers, substantially in the form attached hereto as Exhibit B, as such agreement may be amended, supplemented or otherwise modified from time to time.

              "Working Capital" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the excess of current assets over current liabilities (including accrued liabilities for restructuring and other charges) determined in accordance with GAAP consistently applied.

       1.2    Accounting Terms; Financial Statements.

              (a) All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles as in effect from time to time in the United States ("GAAP"). If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions of or are otherwise required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.

              (b) In accordance with GAAP, the Company accounts for several of its Subsidiaries and investments using the equity method. However, notwithstanding anything herein to the contrary (and irrespective of the use of the word "consolidated" in any provision of the Transaction Documents), compliance with the financial covenants contained in Section 9.9 will be determined, and any evaluation in connection with this Agreement of the Company's financial condition and results of operations and cash flows will be made, on the basis of the combined financial statements referred to in Section
8.1 (which, in all material respects, shall be consistent with Rule 3-09 of Regulation S-X).


                                   ARTICLE 2

                          PURCHASE AND SALE OF THE NOTES

       2.1 Purchase and Sale of The Notes.

              (a) Subject to the terms and conditions herein set forth, the Company agrees that it will issue to OSI, and OSI agrees that it will purchase from the Company, on the Closing Date, the OSI Note, substantially in the form attached hereto as Exhibit A-1, appropriately completed in conformity herewith. The purchase price of the OSI Note shall be $25,000,000, from which price may be deducted or offset by OSI any amounts owed by the Company to OSI under the Prior Notes and the Prior Note Purchase Agreement. Simultaneously with the purchase and sale of the OSI Note, the Company shall deliver the OSI Warrants to OSI. Upon, and substantially concurrent with, the delivery of the OSI Note and the OSI Warrants, OSI shall cancel the Prior Notes and Prior Warrants and shall deliver the cancelled Prior Notes and Prior Warrants to the Company.

              (b) Subject to the terms and conditions herein set forth, the Company agrees that it will issue to CFM, and CFM agrees that it will purchase from the Company, the CFM Note, substantially in the form attached hereto as Exhibit A-2, appropriately completed in conformity herewith. The purchase price of the CFM Note shall be $5,000,000. Simultaneously with the purchase and sale of the CFM Note, the Company shall deliver the CFM Warrants to CFM.

              2.2 Transaction Fees. Concurrently with the execution hereof, the Company shall pay to The Chatterjee Group ("TCG") a transaction fee of $600,000 (minus the amount of the transaction fees paid by the Company and received by TCG in connection with the sale of the Prior Notes), and shall reimburse all of the Purchasers' and TCG's out-of-pocket expenses (including reasonable lawyers' fees, charges and disbursements and consultants' fees and expenses) incurred in connection with the acquisition of the Notes and the Prior Notes and the transactions contemplated by this Agreement and the Prior Note Purchase Agreement (including the preparation and delivery of the Joint Venture Agreement), which payments may be made by way of deductions from the purchase price of the Notes purchased by the Purchasers as provided for in Section 2.1.

              2.3 Closing. The purchase and issuance of the Notes shall take place at the closing (the "Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 2:00 p.m., Eastern Standard Time, on January 19, 1996, or at such other time and place as the Company and the Purchasers may agree in writing (the "Closing Date"). At the Closing, (a) the Company shall deliver to each Purchaser (i) its respective Note against delivery to the Company by such Purchaser of the purchase price therefor by wire transfer of immediately available funds and (ii) its

Warrants as provided in the Warrant Agreement and (b) OSI shall deliver the cancelled Prior Notes and Prior Warrants to the Company.

                                   ARTICLE 3

                          CONDITIONS TO THE OBLIGATION
                           OF EACH PURCHASER TO CLOSE

              The obligation of OSI to purchase the OSI Note and the obligation of CFM to purchase the CFM Note, the obligations of OSI to pay the purchase price for the OSI Note and the obligation of CFM to pay the purchase price for the CFM Note and the obligations of OSI and CFM to perform any of their other respective obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, each of OSI and CFM of the following conditions on or before the Closing Date. OSI shall not be obligated to purchase the OSI Note unless the delivery of the OSI Warrants occurs simultaneously therewith; CFM shall not be obligated to purchase the CFM Note unless the delivery of the CFM Warrants occurs simultaneously therewith.

              3.1 Representations and Warranties. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except that representations and warranties made at and as of a prior date shall be true and correct at and as of such prior date), and the Purchasers shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary of the Company, to that effect.

              3.2 No Event of Default. No event has occurred and is continuing that constitutes, or that, with the giving of notice or lapse of time or both, would constitute, an Event of Default, and the Purchasers shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary of the Company, to that effect.

              3.3 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary of the Company, certifying (a) that the attached copies of the Certificate of Incorporation and By-laws of the Company, and resolutions of the Board of Directors of the Company or a duly authorized committee of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, and (b) as to the incumbency and specimen signature of each officer of the Company executing any Transaction Document or any other document delivered in connection herewith on behalf of the Company.

              3.4 Documents. The Purchasers shall have received true, complete and correct copies of such documents as they may request in connection with or relating to the sale of the Notes and the transactions contemplated hereby, and all such documents to be delivered in connection with the Closing shall be in form and substance satisfactory to the Purchasers.

              3.5 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Notes issued or to be issued to the Purchasers hereunder and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Warrants) shall not be prohibited by any Requirement of Law binding on the Company and the Purchasers shall have received such certificates or other evidence as they may reasonably request to establish compliance with this condition.

              3.6 Consents and Approvals. Other than the requirements of the Hart-Scott-Rodino Act with respect to the issuance of the Common Stock upon exercise of the Warrants): (i) all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law binding on the Company and with respect to those Contractual Obligations of the Company necessary or required in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Notes and the issuance of Common Stock upon exercise of the Warrants) by the Company or enforcement against the Company of the Transaction Documents shall have been obtained and be in full force and effect and, except as provided in the phrase preceding clause (i) above, the Purchasers shall have bee been furnished with appropriate evidence thereof, and (ii) all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

              3.7 Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement.

              3.8 Warrant Agreement. The Company shall have duly executed and delivered the Warrant Agreement and the Warrants.

              3.9 Joint Venture Letter Agreement. The Company shall have duly executed and delivered the Joint Venture Letter Agreement.

              3.10 Certificate of Incorporation and By-laws. True and correct copies of the Certificate of Incorporation and By-laws of the Company shall have been delivered to the Purchasers.

              3.11 Opinion of Counsel. The Purchasers shall have received an opinion of the Company's General Counsel, dated the Closing Date, relating to the transactions contemplated by or referred to herein, in the form attached hereto as Exhibit E.

              3.12 No Material Adverse Change. Since December 20, 1995, there shall have been no material adverse change, nor shall any such change be threatened or reasonably likely to occur, in the Condition of the Company, taken as a whole.

              3.13 No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority which would prohibit the purchase of the Notes hereunder or the issuance of the Notes or the issuance of the Warrants pursuant to the Warrant Agreement or which would nullify or modify the issuance of the Notes or the issuance of the Warrants or subject either Purchaser to any penalty under or pursuant to any Requirement of Law binding on the Company in connection with the acquisition of the Notes or the issuance of the Warrants.

                                   ARTICLE 4

                          CONDITIONS TO THE OBLIGATION
                            OF THE COMPANY TO CLOSE

              The obligations of the Company to sell the Notes shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

              4.1 Representations and Warranties True. The representations and warranties of each Purchaser contained in Article 6 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

         4.2 Compliance with this Agreement. The Purchasers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

         4.3 Issuance Permitted by Applicable Laws. The issuance of the Notes and the consummation of the transactions contemplated hereby shall not be prohibited by any Requirement of Law.

         4.4 Consents and Approvals. Other than the requirements of the Hart-Scott-Rodino Act with respect to the issuance of the Common Stock upon exercise of the Warrants by the Purchasers: (i) all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law necessary or required in connection with the execution, delivery or performance by the Purchasers or enforcement against the Purchasers of this Agreement and the other Transaction Documents executed by the Purchasers shall have been obtained and be in full force and effect and (ii) all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

         4.5 No Material Judgment of Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority which would prohibit the sale of the Notes hereunder or the issuance of the Warrants pursuant to the Warrant Agreement or subject the Company to any material penalty under or pursuant to any Requirement of Law binding on the Purchaser in connection with the acquisition of the Notes or the issuance of the Warrants.

                                   ARTICLE 5

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each Purchaser, before and after giving effect to the transactions contemplated by this Agreement, as follows:

         5.1     Corporate Existence and Power.  The Company and each U.S.
Subsidiary: (a) in a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and
(c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents. Each Non-U.S. Subsidiary: (a) has filed all required documents for incorporation under the laws of its jurisdiction of incorporation and has been registered or is exercising commercially reasonable efforts to be registered in such jurisdiction; and (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as a lessee and to conduct the business in which it is currently or is currently proposed to be engaged, except to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company or an the ability of the Company to perform its obligations under the Transaction Documents. The Company has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Transaction Document and the transactions contemplated thereby, including without limitation the issuance and sale of the Securities: (a) have been duly authorized by all necessary corporate and, if required, stockholder action; (b) do not contravene the terms of the Company's Certificate of Incorporation or By-Laws, or any amendment of either thereof; and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries (other than as set forth in Schedule 9.6), or any law, treaty, rule or regulation, right, privilege, qualification, license or franchise or any determination of an arbitrator or a court, or other Governmental Authority applicable to the Company or any of its Subsidiaries, except to the extent that such violation, conflict, breach or contravention would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

         5.3 Governmental Authorization; Third Party Consents. In connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Notes and the issuance of Common Stock upon the exercise of the Warrants) by the Company or enforcement against the Company of the Transaction Documents or the transactions contemplated hereby or thereby, other than with respect to the Hart-Scott-Rodino Act in connection with the exercise of the Warrants, (i) no approval, consent, compliance, exceptions, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and (ii) no lapse of a waiting period under a Requirement of Law, are necessary or required other than such approvals, consents, compliances, exemptions, authorizations, actions, notices, filings or waiting periods which, if not obtained, would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

         5.4 Binding Effect. Each of the Transaction Documents (other than the Joint Venture Agreement) has been duly executed and delivered by the Company and each such Transaction Document constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         5.5 Litigation. Except as set forth in Schedules 5.7 and 5.20, there are no legal actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company or its Subsidiaries, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries (a) with respect to the Transaction Documents, or any of the transactions contemplated hereby or thereby, or (b) which would, if adversely determined, have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

         5.6 Compliance with Laws. The Company and each of its U.S. Subsidiaries are in compliance with all laws, rules or regulations binding on them, except to the extent that the failure to comply therewith would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents. To the best knowledge of the Company, each of its Non-U.S. Subsidiaries is in compliance with all laws, rules or regulations binding on it, except to the extent that the failure to comply therewith would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

         5.7 No Default or Breach. No event has occurred and is continuing or would result from the incurring of obligations by the Company under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Except as set forth in
Schedule 5.7, neither the Company nor any of its U.S. Subsidiaries (or, to the best knowledge of the Company, any of its Non-U.S. Subsidiaries) is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

         5.8 Title to Properties. The Company and each of its Subsidiaries have no interests in any real property other than as lessees under leases in full force and effect.

         5.9 Taxes. The Company and each of its U.S. Subsidiaries have filed or caused to be filed (and each of the Company's Non-U.S. Subsidiaries has exerted commercially reasonable efforts to file or cause to be filed), or have properly filed extensions for, all tax returns which are required to be filed and have paid or caused to be paid (and each of the Company's Non-U.S. Subsidiaries has exerted commercially reasonable efforts to pay or cause to be paid) all taxes required to be paid by them and all assessments received by then to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been act aside. Except as provided in Schedule 5.9, the Company and each of its U.S. Subsidiaries have paid or caused to be paid (and each of the Company's Non-U.S. Subsidiaries has exerted commercially reasonable efforts to pay or cause to be paid), or the Company and its Subsidiaries have established reserves that the Company reasonably believes to be adequate in all material respects, for all tax liabilities applicable to the Company and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

         5.10 Financial Condition. The Company has furnished the Purchasers with (i) true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1994 and December 31, 1993 and the related consolidated statements of operations and cash flows, together with the notes thereto, of the Company and its Subsidiaries for the years ended December 31, 1994 and December 31, 1993 (the "Audited Financial Statements"), and (ii) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of June 30, 1995 and the related condensed consolidated statements of operations and cash flows, together with the notes thereto, of the Company and its Subsidiaries for the three and six month periods ending June 30, 1995, certified by an officer of the Company (item (ii) of this Section 5.10, the "Unaudited Financial Statements"). The Audited Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved. The Unaudited Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, subject to normal year-end audit adjustments.

         5.11    Disclosure.

                 (a) Except as otherwise disclosed (either by a responsible member of the management of the Company or its Subsidiaries or in writing) on or prior to the Closing Date to TCG or its representatives, the Company and its Subsidiaries have not in writing or through any responsible member of the management of the Company or its Subsidiaries, in connection with each Purchaser's purchase of the Securities (except the Audited Financial Statements and any financial projections of the Company and its Subsidiaries), made any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading.

                 (b) All financial projections of the Company or its Subsidiaries prepared by or an behalf of the Company and delivered by or on behalf of the Company to the

Purchasers, TCG or their representatives are based on the assumptions set forth therein, which assumptions were reasonable at the time indicated in such projections to have been made (it being understood that such projections and any future events assumed therein are not to be viewed as facts, that actual results may differ from projected or estimated results, and that none of the Company, its Subsidiaries, or their officers, directors, advisors or employees shall be liable for the accuracy of such projections or future events).

         5.12    Environmental Matters.

         The property, assets and operations at any time owned or leased by the Company and its U.S. Subsidiaries, and, to the best knowledge of the Company, the property, assets and operations at any time owned or leased by any of the Company's Non-U.S. Subsidiaries, are and have been in compliance with all applicable Environmental Laws and no condition exists with respect to such property, assets and operations of the Company and its U.S. Subsidiaries and, to the best knowledge of the Company, with respect to such property, assets and operations of the Company's Non-U.S. Subsidiaries, which could reasonably be expected to have a material adverse effect on the Condition of the Company or an adverse effect on the Company's ability to perform its obligations under the Transaction Documents.

         5.13 Investment Company/Government Regulations. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not a "public utility", as such term is defined in the Federal Power Act, as amended.

          5.14. Subsidiaries. Schedule 5.14 sets forth a complete and accurate list of all of the Subsidiaries of the Company and each joint venture in which it or any Subsidiary has an interest on the date hereof, together with their respective jurisdictions of incorporation or organization and the Company's percentage ownership in each. All of the outstanding shares of capital stock of the Company's U.S. Subsidiaries that are corporations are validly issued, fully paid and nonassessable; all of the outstanding shares of capital stock of the Company's Non-U.S. Subsidiaries that are corporations have been validly issued, or will be issued as required by applicable Requirements of Law.

         5.15    Capitalization.

                 (a) As of the Closing Date, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the Closing Date, (i) 17,465,079 shares of Common Stock are issued and outstanding, (ii) 2,222,222 shares of Common Stock are reserved for issuance upon exercise of the Warrants, (iii) 2,544,266 shares of Common Stock are reserved for issuance upon the exercise of outstanding stock options, (iv) 50,000 shares of treasury stock are issued but not outstanding,
(v) 449,760 shares of Common Stock are reserved for issuance in connection with the purchase of the shares of stock of GTS-Vox Limited and (vi) 20,000 shares of Common Stock are otherwise restricted. All outstanding shares of capital stock of the Company have been duly authorized. All outstanding shares of capital stock of the Company are, and the shares of Common Stock issuable upon exercise of the Warrants when issued will be, validly issued, fully paid, nonassessable and free and clear of any Lien.

                 (b) On the Closing Date, except for the Warrants, the stock options referred to in Section 5.15(a)(iii) above, with respect to the shares of Common Stock referred to in Section 5.15 (a)(v) above and as set forth in
Schedule 5.15(b), there will be no outstanding securities convertible into or exchangeable for capital stock of the Company or options, warrants or other rights to purchase or subscribe to capital stock of the Company or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

         5.16 Broker's, Finder's or Similar Fees. Except for the fees paid by the Company to Salomon Brothers Inc in connection herewith there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby.

         5.17 Labor Relations. There is no strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its Subsidiaries.

         5.18 Employee Benefit Plans. Each employee benefit plan which is maintained or contributed to by the Company or its affiliates (each a "Company Plan") has been operated in compliance with its terms and is in compliance in all material respects with all applicable Requirements of

Law, including, without limitation, ERISA and the Code. The Company is not a "party in interest" (as defined in Section 3(14) of ERISA), or "disqualified person" (as defined in Section 4975(e) of the Code) with respect to any employee benefit plan or plan, other than a Company Plan. No Company Plan is subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any of its ERISA Affiliates has maintained or contributed to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code within the last five years. The Company does not maintain, nor is a party to, any plan, agreement or arrangement which provides for post-retirement welfare benefits. Other than provisions for the accelerated vesting of certain stock options, the Company does not maintain, nor is a party to any plan, agreement or arrangement which provides for the payment of "parachute payments" (within the meaning of Section 280G of the Code).

         5.19 Patents, Trademarks, Etc. The Company and its Subsidiaries own or are in the process of filing or registering or are licensed or otherwise have the right to use all trademarks, service marks, trade names, copyrights, licenses, franchises and all governmental or other regulatory permits, licenses, approvals, consents or waivers and other rights (collectively, "Rights") that are used or useful in the operation of their businesses as presently conducted and proposed to be conducted. Neither the Company nor any of its Subsidiaries owns or has registered or filed any patents. Except as set forth in Schedule 5.19, no Right currently employed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries contemplates employing, infringes (or has been asserted to infringe) upon the trademarks, service marks, copyrights or licenses that are owned by others so as to have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents. There is no governmental action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries to revoke, modify or amend any Right, which revocation, modification or amendment would have a material adverse effect an the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

         5.20 Trade Relations. To the knowledge of the Company, except as set forth in Schedule 5.20, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the businesses relationship of the Company, its Subsidiaries or their business with any customer or any group of customers or with any material supplier, licensor, lessor or provider of goods, services or capacity, except, for the purposes of this Section 5.20, such as would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

                                   ARTICLE 6

                              REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASER

         Each Purchaser, with respect to itself, hereby represents and warrants as follows:

         6.1 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each other Transaction Document executed by such Purchaser: (a) are within such Purchaser's power and authority and will be duly authorized by all necessary action; (b) do not contravene the terms of such Purchaser's organizational documents or any amendment thereof; and (c) will not materially violate, conflict with or result in any breach or contravention of any material Contractual Obligation of such Purchaser, or any Requirement of Law directly relating to such Purchaser.

         6.2 Binding Effect. This Agreement and each other Transaction Document to which such Purchaser is a party (other than the Joint Venture Agreement) have been duly executed and delivered by such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.3 Purchase for Own Account. The applicable Note, the Warrants and the shares of Common Stock to be issued upon exercise of the Warrants to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the applicable provisions of this Agreement or the Warrant Agreement or the provisions of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of its Note, its Warrants or its shares of Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If either Purchaser should in the future decide to dispose of any of its Note, its Warrants or its shares of Common Stock, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

         6.4 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

         6.5 Governmental Authorization; Third Party Consent. (i) No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law and (ii) no lapse of a waiting period under a Requirement of Law, are necessary or required in connection with the execution, delivery or performance by such Purchaser or enforcement against such Purchaser of this Agreement or the other Transaction Documents executed by the Purchaser (other than with respect to the requirements of the Hart-Scott-Rodino Act in connection with the exercise of the Warrants).

         6.6 Investment Company/Government Regulations. Such Purchaser is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Such Purchaser is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Such Purchaser is not a "public utility", as such term is defined in the Federal Power Act, as amended.

         6.7 TCG as Representative. For purposes of the Transaction Documents, TCG has acted as a representative of such Purchaser, and any document delivered, presentation made, or any information of any kind conveyed in any other manner, to TCG or its representatives shall be deemed to have been delivered, made or conveyed to such Purchaser.

                                   ARTICLE 7

                                INDEMNIFICATION

         7.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and TCG and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of any legal, administrative or other actions (including any actions brought by any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 7.1 to an Indemnified Party: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that such Liabilities resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party, (c) to the extent that such Liabilities resulted from the breach by such Indemnified Party of any representation, warranty or covenant of such Indemnified Party contained in this Agreement or (d) to the extent that such Liabilities resulted from actions, proceedings or investigations by or on behalf of one or more Indemnified Parties against other Indemnified Parties or against the Company or its officers, directors, advisors or employees. The Company further agrees to reimburse each Indemnified Party for any loss, claim, damage or expense referred to in the preceding sentence as and when such loss, claim, damage or expense is incurred by such Indemnified Party and notice thereof has been given to the Company by such Indemnified Party; provided, however, that such Indemnified Party shall repay to the Company the amount so reimbursed to such Indemnified Party for such loss, claim, damage or expense, to the extent directed or ordered by any court.

         7.2 Notification. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding, or receipt of a written threat thereof, against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof, provided that the omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (a) other than pursuant to this
Article 7 or (b) under this Article 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, parties, such Indemnified Party shall have the right to employ one firm of separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of each Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Each Purchaser agrees that, in connection with any settlement, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby, it will use its best efforts to include in such settlement, compromise or consent an unconditional release of the Company from all liability arising or that may arise out of such claim, action or proceeding, unless to do so would adversely affect the terms of such settlement, compromise or consent with respect to either Purchaser or would otherwise impose additional costs on either Purchaser for which the Purchasers are not indemnified by the Company hereunder. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                                   ARTICLE 8

                             AFFIRMATIVE COVENANTS

          Until the payment by the Company of all principal of and interest on the Notes and all other amounts due at the time of payment of such principal and interest to each Purchaser under this Agreement, including, without limitation, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with each Purchaser as follows:

          8.1 Financial Statements and Other Information. The Company shall deliver to each Purchaser, in form and substance satisfactory to each
Purchaser:

              (a) as soon as available, but not later than (i) prior to the Equity Offering, one hundred fifty (150) days after the end of each fiscal year of the Company and (ii) following the Equity Offering, ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of operations and cash flows for such fiscal year, together with additional financial information consisting of combined financial statements, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by
(x) a management summary and analysis of the operations of the Company and its Subsidiaries for such fiscal year and (y) by the opinion of the Company's independent certified public accountants which report shall state without qualification (or with such exceptions as noted therein) that (A) such consolidated financial statements present fairly the consolidated financial condition as of such date and consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, (B) such combined financial statements are fairly stated in all material respects in relation to such consolidated financial statements taken as a whole and (C) such combined financial statements are in a form that, in all material respects, is consistent with Rule 3-09 of Regulation S-X; and

              (b) commencing with the fiscal period ending on December 31, 1995, as soon as available, but in any event not later than (i) prior to the Equity Offering, seventy-five (75) days after the end of each fiscal quarter of each year and (ii) following the Equity Offering, forty-five (45) days after the end of each fiscal quarter of each year, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of the such quarter, and the related consolidated statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, together with additional financial information consisting of combined financial statements, all certified by an appropriate officer of the Company (A) in the case of such consolidated financial statements, as presenting fairly the consolidated financial condition as of such date and consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end audit adjustments and the absence of footnotes required by GAAP, and (B) in the case of such combined financial statements, (i) as fairly stated in all material respects in relation to such consolidated financial statements taken as a whole and (ii) as being in a form that, in all material respects, is consistent with Rule 3-09 of Regulation S-X.

          8.2 Certificates. The Company shall deliver to each Purchaser concurrently with the delivery of the financial statements referred to in
Section 8.1(a) and (b), (i) a certificate of the Company's Chief Financial Officer stating that to his or her knowledge no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred during the period covered thereby and shall be continuing on the date of such delivery, except as specified in such certificate; and (ii) a certificate of an officer of the Company including calculations set forth in reasonable detail showing the Company's compliance with the financial covenants contained herein (such compliance being determined in accordance with Section 1.2(b)).

          8.3 Preservation of Corporate Existence.  The Company shall:

              (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation or organization; and

              (b) preserve and maintain in full force and effect all rights, privileges, qualifications, licenses, permits, authorizations, copyrights, trademarks, trade name and franchises necessary in the conduct of its business;

provided, however, that the Company shall not be required to preserve and maintain any right, privilege, qualification, license, permit, authorization, copyright, trademark, trade name or franchise if (i) the preservation or maintenance thereof is no longer necessary in the conduct of the business of the Company and (ii) the failure to preserve or maintain the same would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

          The Company shall cause each of its U.S. Subsidiaries, and shall use commercially reasonable efforts to cause its Non-U.S. Subsidiaries, to comply with the covenants set forth in Section 8.3(a) and (b) above, except to the extent that a failure of a Subsidiary to comply with such provisions would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

          8.4 Payment of Obligations. The Company shall, and shall cause its U.S. Subsidiaries to, and shall exercise, commercially reasonable efforts to cause its Non-U.S. Subsidiaries to, pay and discharge the following as the same shall become due and payable:

               (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

               (b) all lawful claims which the Company and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

               (c) all payments of principal, interest and other amounts when due on Indebtedness;

          in each case under this Section 8.4, unless the nonpayment thereof would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

          8.5 Compliance with Laws. The Company shall comply, shall cause each of its U.S. Subsidiaries to comply, and shall exercise commercially reasonable efforts to cause each of its Non-U.S. Subsidiaries to comply, with all Requirements of Law binding on each such Person and with the directions of any Governmental Authority having jurisdiction over it or its business or property, except to the extent that the failure to comply therewith would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents.

          8.6 Hazardous Materials. The Company shall not release, nor shall it permit any of its U.S. Subsidiaries to release and shall use commercially reasonable efforts to prevent any of its Non-U.S. Subsidiaries from releasing, any Hazardous Materials at, on, under or in connection with any property, assets or operations of (or used by) the Company or any of its Subsidiaries, except to the extent that such release would not have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents. The Company shall promptly investigate, or, as applicable, shall cause its U.S. Subsidiaries or shall use commercially reasonable efforts to cause its Non-U.S. Subsidiaries to investigate any such non-excluded release, suspected release or discovery of Hazardous Material or any other environmental condition on, under or from any of the property, assets or operation of (or used by) the Company or its Subsidiaries.

          8.7 Notices. Promptly upon the Company obtaining knowledge of the events described below, the Company shall give written notice to each
Purchaser:

               (a) of the occurrence of any Event of Default or any event that, after notice or lapse of time or both, would become an Event of Default;

               (b) of any (i) default or event of default under any material Contractual Obligation of the Company or any of its Subsidiaries but only to the extent such default or event of default would have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Document, or (ii) material dispute, litigation, investigation, proceeding or suspension which may exist or which may be threatened in writing at any time between the Company or any of its Subsidiaries and any Person but only to the extent such dispute, litigation, investigation, proceeding or suspension or threat would, if adversely determined, have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents;

               (c) any other matter that has resulted in or could reasonably be expected to result in a material adverse change in the Condition of the Company.

          Each notice pursuant to this Section 8.7 shall be accompanied by a statement by the Chief Executive Officer, President, Chief Financial Officer or General Counsel of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

          8.8  Reservation of Shares.   The Company shall at all times reserve
and keep available out of its authorized Common Stock, solely for the purpose of issuance or delivery upon exercise of the Warrants as provided in the Warrant Agreement the maximum number of shares of Common Stock that may be issuable or deliverable upon such exercise. Such shares of Common Stock shall, when issued or delivered in accordance with the Warrants, be duly and validly issued and fully paid and non-assessable. The Company shall issue such Common Stock in accordance with the provisions of the Warrants and the Warrant Agreement and shall otherwise comply with the terms thereof.

          8.9 Payment of Notes. The Company shall pay the principal of, interest on and fees, expenses and other amounts due in respect of, the Notes on the dates and in the manner provided in each of the OSI Note and the CFM Note.

          8.10 Seniority of Notes. The Company shall cause its obligations under this Agreement and the Notes at all times to be senior in right of payment to all other Indebtedness of the Company, other than the Indebtedness identified on Schedule A, any Indebtedness incurred pursuant to the Shareholder Financing and Indebtedness incurred pursuant to Section 9.3(c) (whether secured or unsecured); provided that Indebtedness of the Company permitted under
Section 9.3(c) and consisting of guarantees of Indebtedness of its Subsidiaries may be equal in right of payment to the Company's obligations under this Agreement and the Notes to the extent such Indebtedness of the Company outstanding at any time does not exceed $1,500,000 in aggregate principal amount.

          8.11 Dividends. The Company shall permit its subsidiaries to pay dividends. The Company shall, except as set forth on Schedule 8.11 and only to the extent not prohibited by applicable law, apply the amount of any such dividends (net of any taxes or other governmental charges applicable thereto), as and when received by it, to the payment of any principal of, interest on and fees and expenses and other amounts owing, but only to the extent then due and payable, hereunder.

          8.12 Insurance. The Company shall, and the Company shall cause each of its U.S. Subsidiaries to, and shall use commercially reasonable efforts to cause each of its Non-U.S. Subsidiaries to, maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to their respective locations.

          8.13 Books and Records. The Company shall, and shall cause each of its U.S. Subsidiaries to, and shall use commercially reasonable efforts to cause each of its Non-U.S. Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with (a) GAAP consistently applied to the Company and its U.S. Subsidiaries and (b) accounting principles generally accepted in the jurisdiction of incorporation of the Company's Non-U.S. Subsidiaries, provided that all financial reports and statements provided to the Purchaser hereunder shall be prepared in accordance with GAAP.

          8.14 Use of Proceeds. The Company shall use the proceeds of the sale of the Notes only for the following purposes and in the following priority: (a) first; for the payment of fees and expenses due to each Purchaser and TCG in connection with the transactions contemplated by the Transaction Documents; (b) second for the prepayment in full of all amounts outstanding under the Prior Notes and the payment in full of all amounts outstanding under the Prior Note Purchase Agreement, and (c) third for general corporate purposes.


                                   ARTICLE 9

                               NEGATIVE COVENANTS

          Until the payment by the Company of all principal of and interest on the Notes and all other amounts due at the time of payment of such principal and interest to each Purchaser under this Agreement, including, without limitation, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with each Purchaser as follows:

          9.1 Consolidations and Mergers. The Company shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whenever acquired), and the Company shall not allow any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to allow its Non-U.S. Subsidiaries to, merge or consolidate with or into any other Person except the Company or another Subsidiary of the Company.

          9.2 Transactions with Affiliates. The Company shall not enter, shall not permit any of its U.S. Subsidiaries to enter, and shall use commercially reasonable efforts to prevent its Non-U.S. Subsidiaries from entering, into any transaction with any Affiliate of the Company or such Subsidiary or any stockholder (or any Affiliate of such stockholder) of the Company or such Subsidiary, except either (x) transactions pursuant to the reasonable requirements of the business of the Company or such Subsidiary or (y) transactions on terms substantially no less favorable to the Company or such Subsidiary than those that the Company or such Subsidiary would obtain in a comparable arm's-length transaction with a Person not an Affiliate or stockholder (or Affiliate of a stockholder) of the Company or such Subsidiary; provided that the foregoing limitation shall not limit or apply to: (i) the execution, delivery and performance of the Transaction Documents or the consummation of any transaction required or permitted pursuant to the terms of the Transaction Documents and (ii) any transaction contemplated in connection with the Shareholder Financing.

          9.3 Limitation on Indebtedness. Prior to the Equity Offering, the Company shall not, and shall not cause, suffer or permit any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts to not cause, suffer or permit its Non-U.S. Subsidiaries to, directly or indirectly, issue, assume or otherwise incur any Indebtedness without the prior written consent of each Purchaser (which shall not be unreasonably withheld); provided that the foregoing restriction shall not prevent the Company or its Subsidiaries from incurring: (a) Indebtedness under this Agreement and the Notes (or other financing hereafter provided to the Company by the Purchasers, TCG, or any Affiliates of the Purchasers or TCG); (b) Indebtedness identified in Schedule A; (c) Indebtedness of the Company or any of its Subsidiaries (including Capital Lease Obligations and Other Indebtedness for the financing of Capital Expenditures) incurred solely for the purpose of financing, or guaranteeing the financing of, the acquisition of equipment or other property by the Company or any Subsidiary, provided that the principal amount of such Indebtedness does not exceed, in the aggregate, the lesser of
(i) the fair market value of such equipment or other property at the time of such incurrence or (ii) the purchase price of such equipment or other property (including in the determination of such fair market value or purchase price, all related products and services purchased concurrently from the vendor or a third party in connection with the purchase of such equipment or property); (d) additional Indebtedness of the Company or any Subsidiary to any other Subsidiary, or Indebtedness of any Subsidiary to the Company, provided that the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (d) shall not at any time exceed five million dollars ($5,000,000) and (e) Indebtedness incurred pursuant to the Shareholder Financing. Following the Equity Offering, the Company may incur Indebtedness without the prior written consent of either Purchaser, provided that the incurrence of such Indebtedness shall not cause the Company or any of its Subsidiaries to breach any other provision of Article 8 or Article 9 of this Agreement.

          9.4 Limitation on Liens. The Company shall not, and shall not permit, cause or suffer any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to permit, cause or suffer any of its Non-U.S. Subsidiaries to, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than: (a) Liens existing on the date of this Agreement and disclosed on Schedule B; (b) Liens for taxes, statutory Liens of landlords and Liens of carriers, warehouseman, mechanics and materialmen, in each case only to the extent the obligations thereto are not yet due or are being contested in good faith by appropriate proceedings diligently pursued; (c) Liens to secure performance of tenders, bids, statutory obligations or government contracts, and similar Liens not securing Indebtedness and arising in the ordinary course of business; and (d) any Lien on equipment and properties securing, and financed by, Indebtedness permitted under Section 9.3(c); provided that each such Lien securing any such Indebtedness and permitted under this clause (d) shall extend only to the equipment or other properties financed by such Indebtedness (including related products and services as referred to in Section 9.3(c)).

          9.5 Limitations on Restricted Payments. Except an set forth in
Schedule 9.5, the Company shall not, and shall not permit any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to permit any of its Non-U.S. Subsidiaries to, declare or make any Restricted Payment. This provision shall not be deemed to prohibit the Company's ability to perform its obligations under Section 8.10 or in connection with the Warrant Agreement or Shareholder Financing.

          9.6 Limitation on Payment Restrictions. The Company shall use commercially reasonable efforts to prevent it or any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (a) pay dividends or make any other distribution on its capital stock, (b) pay any Indebtedness owed to the Company, (c) make loans or advances to the Company, or (d) transfer any of its property or assets to the Company, except those limitations as may be required by the agreements entered into with respect to the Indebtedness identified in Schedule and those limitations set forth in Schedule 9.6.

          9.7 Dispositions of Assets.  Except for the transactions permitted by
Section 8.3 or 9.1, the Company shall not, and shall not permit any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to permit any of its Non-U.S. Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of the assets or properties of the Company or any of its Subsidiaries or any of the capital stock of any of its Subsidiaries, other than (a) inventory sold in the ordinary course of business for not less than the fair market value thereof;
(b) assets or properties sold, transferred or leased from one wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company; (c) assets or properties no longer useful in the conduct of the Company's or such Subsidiary's business sold, leased, transferred or disposed of in a manner consistent with the Company's or such Subsidiary's practice on the date hereof or (d) assets or properties exchanged for (or net proceeds from the disposition of or which are used for the acquisition of) other assets or properties that either enhance, upgrade or improve, or have a function or use substantially equivalent to, the assets or properties so exchanged or disposed.

          9.8 Capital Expenditures. So long as the Equity Offering has not been consummated, and except to the extent permitted under Section 9.7, the Company shall not, and shall not permit any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to permit any of its Non-U.S. Subsidiaries to, make any Capital Expenditures in respect of any period in excess of one hundred and five
(105) percent of the amounts contained in the Company's annual budget and plan approved by the Company's Board of Directors in respect of such period.

          9.9 Financial Covenants.

              (a) Debt/Equity Ratio. The Company shall not permit the ratio of (i) consolidated Indebtedness of the Company and its Subsidiaries (excluding Indebtedness incurred by Hermes Europe Railtel B.V. ("Hermes") identified on Schedule A ("Hermes Debt")) to (ii) consolidated shareholders' equity of the Company and its Subsidiaries, (including Hermes equity and minority interests determined in accordance with GAAP) computed in accordance with GAAP (except as provided herein), at any time to be greater than the ratio set forth with respect to any quarter in the table below:


                                Quarter Ending
                                --------------
Fiscal Year   March 31      June 30        Sept. 30      Dec. 31
-----------   --------      -------        --------      -------
1995          --            --             --            --
1996          65%           65%            65%           65%
1997  and     60%           60%            60%           60%
Subsequent    60%           60%            60%           60%
Years

              (b) Leverage Ratio. As of the end of any fiscal quarter, the Company shall not permit the ratio of (i) Consolidated Indebtedness of the Company and its Subsidiaries (excluding Hermes Debt) to (ii) EBITDA as of the end of such fiscal quarter and the three immediately preceding fiscal quarters (treated as a single accounting period), to be greater than the amount set forth with respect to such quarter in the table below:

                                Quarter Ending
                                --------------
Fiscal Year   March 31      June 30        Sept. 30      Dec. 31
-----------   --------      -------        --------      -------
1995          --            --             --            --
1996          N/A           N/A            N/A           N/A
1997          8             8              8             8
1998          6             6              6             6
1999 and      5             5              5             5
subsequent
years

              (c) Net Worth. Net Worth will be determined as of the end of each Fiscal Year. The Net Worth (including Hermes equity and minority interests determined in accordance with GAAP), as of the end of each Fiscal Year set forth below, shall not be less than the amount set forth next to such year:

                                         Net Worth
                     Fiscal Year       (in millions)
                     -----------       ------------
                     1995                  N/A
                     1996 and              $125
                     Subsequent Years

              (d) Current Ratio. Prior to the Equity Offering, the Company shall not permit the Current Ratio as of the and of any quarter to be less than
1.1. Following the Equity Offering, the Company shall not permit the Current Ratio as of the and of any quarter to be less than the ratio set forth with respect to such quarter in the table below:

                                   Quarter Ending
                                   --------------
Fiscal Year   March 31      June 30        Sept. 30      Dec. 31
-----------   --------      -------        --------      -------
1995          1.1           1.1            1.1           1.1
1996          1.5           1.5            1.5           1.5
1997          1.8           1.8            1.8           1.8
1998 and      2.0           2.0            2.0           2.0
Subsequent
Years

              (e) Application of Ratios. Notwithstanding the foregoing, prior to the Equity Offering, the Company shall not be required to comply with the provisions of Sections 9.9(a), (b) and (c).

          9.10 Employment Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate, without the prior approval of the Purchaser, (a) to establish or contribute to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or other employee benefit arrangement which (i) is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code); or (ii) provides post-retirement welfare benefits or, other than with respect to the stock options referenced in the last sentence of Section 5.18, "parachute payments" (within the meaning of Section 280G(b) of the Code); or (b) to amend any Plan if the effect of such amendment would cause such Plan to be a plan or arrangement described in clause (a)(i) hereof or to provide any of the benefits described in clause (a)(ii) hereof.

          9.11 Limitation on Investments. The Company shall not, and shall not permit any of its U.S. Subsidiaries to, and shall use commercially reasonable efforts not to permit any of its Non-U.S. Subsidiaries to, lend money or extend credit or make advances to any Person or purchase or acquire for value any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (such lending of money, extending of credit, making of advances, purchases or acquisitions (or commitments to acquire) or making of capital contributions being collectively referred to as "Investments") other than: (a) cash and Cash Equivalents; (b) Investments (i) existing on the date hereof or required as of the date hereof to be made in the future, (ii) identified in Schedule C and (iii) made by the Company or any of its Subsidiaries either (A) in any of their respective Subsidiaries or (B) in partnerships or joint ventures with other Persons which are not Subsidiaries of the Company; (c) Investments in such partnerships or joint ventures made after the date hereof and approved by the Company's Board of Directors; (d) Investments consisting of Indebtedness (or equity Investments, the proceeds of which are used in the same manner as such Indebtedness) permitted under Section
9.3 or consisting of Capital Expenditures (including, without limitation, equity Investments, the proceeds of which are used for Capital Expenditures) permitted under Sections 9.7 and 9.8 and (e) Investments in such partnerships or joint ventures not approved by the Company's Board of Directors if such Investments are less than $1 million.

                                   ARTICLE 10

                                   PREPAYMENT

          10.1 Optional Prepayment. Upon written notice by the Company given to the Purchasers not less than two (2) nor more than ten (10) Business Days prior to the date fixed in such notice for such prepayment the Company, at its option, may prepay, without premium or penalty, the outstanding principal amount of the Notes, together with accrued interest to the date of such prepayment on the principal amount prepaid, on any Business Day.

          10.2 Mandatory Prepayment. In the event the Company obtains any Shareholder Financing (whether in a single transaction or in a series of transactions) which, in the aggregate, exceeds $10 million, the Company shall, unless otherwise instructed in writing by either Purchaser, make a mandatory prepayment of the Notes in an amount equal to the lesser of (i) $10 million and
(ii) the amount by which the aggregate principal amount of such Shareholder Financing exceeds $10 million. On and following such time as the aggregate principal amount of the Shareholder Financing exceeds $10 million, the Company shall make such a mandatory prepayment in connection with each transaction pursuant to which the Company obtains any Shareholder Financing. Substantially concurrently with such mandatory prepayment, the Purchasers shall relinquish Warrants to the Company for cancellation in accordance with the provisions of
Section 9(b) of the Warrant Agreement.

          10.3 Application of Prepayments.

          (a) All prepayments under Sections 10.1 and 10.2 above shall be made, together with accrued interest on the principal amount so prepaid, and shall be applied first to payment of default interest, if any, then to payment of accrued interest, then to payment of principal.

          (b) All prepayments will be applied in or towards reducing the remaining repayment installments of the Notes in inverse order of maturity. Any funds used in the prepayment of the Notes pursuant to Section 10.1 or 10.2 shall be applied pro rata to the prepayment of the OSI Note and the CFM Note, based on the proportion (expressed as a percentage) that the total principal amount outstanding under each such Note bears to the total aggregate principal amount outstanding under both of the Notes.

                                   Article 11

                         MONITORING FEE; TAX ALLOCATION

                 11.1 Monitoring Fee. From and after the Closing through and including the fifth anniversary of the Closing Date, the Company shall pay to TCG a monthly monitoring fee (the "Monitoring Fee") in the amount of $40,000 per month, payable in arrears on the last Business Day of each month, with the first payment of such fee to be made on January 31, 1996. Notwithstanding the foregoing, the Monitoring Fee shall be reduced to $25,000 per month following the later of (i) the day following the last Business Day of the calendar month in which the Equity Offering occurs or (ii) payment of the Monitoring Fee due on January 29, 1999. A late payment charge calculated at the rate of one percent (1%) per month shall accrue daily on any unpaid amounts of the Monitoring Fee and shall be payable on demand.

                 11.2 Allocation of Purchase Price. The Company shall allocate the consideration paid by the Purchasers in connection with the purchase of the Notes and the issuance of the Warrants in the manner and in the amounts reasonably requested by the Purchasers and reasonably acceptable to the Company. The parties agree to follow this allocation for all financial reporting and tax purposes.

                                   ARTICLE 12

                               BOARD OF DIRECTORS

                 Immediately following the Closing, the Company shall nominate for election to its Board of Directors and to the Executive Committee of its Board of Directors (the "Executive Committee") one representative (the "Purchasers' Representative") of the Purchasers (selected by the Purchasers in their sole discretion) and the Company shall exercise its best efforts to cause the election of the Purchasers' Representative to the Company's Board of Directors and to the Executive Committee for the duration of the applicable Board Term (as defined below). Following the Closing, the Company shall not cause and shall not permit its Board of Directors to consist of more than ten members without obtaining the prior written consent of each Purchaser (which consent the Purchasers will provide upon receipt of evidence satisfactory to them that an increase in the number of directors is in the Company's best interest). Following any restructuring of the Company or any of its Subsidiaries that, in the reasonable opinion of the Purchasers, results in any entity or Person or any

Subsidiary of the Company (a "New Entity") obtaining possession or ownership of, or control (financial, managerial or otherwise) over, all or substantially all of the assets and properties of the Company, the Company shall use its best efforts to cause a representative of the Purchasers (selected by the Purchasers in their sole discretion) to be elected to the board of directors and to the executive committee of the board of directors of such New Entity for the duration of the applicable Board Term; provided, however that such election shall be subject to the resignation of any representative of the Purchasers from any position it then holds on the Board of Directors of the Company or the Executive Committee. As used herein, the term "Board Term" shall mean, with respect to the Board of Directors of the Company or any New Entity, a time period of five years from the date the first Purchasers' Representative is appointed to the Company's Board of Directors and, with respect to the Executive Committee or the executive committee of a New Entity, a time period commencing on the date the first Purchasers' Representative is elected to any such committee and ending on the date on which all principal and interest owed hereunder and under the Notes have been paid in full by the Company. In the event the Purchasers' Representative resigns or otherwise is unable to serve on the Company's Board of Directors and the Executive Committee or on the board of directors and executive committee of any New Entity, the Purchasers shall designate an individual (the "Replacement Representative") to replace such representative and the Company shall nominate such Replacement Representative and shall exercise its best efforts to cause the vacancy to be filled by such Replacement Representative. The Replacement Representative shall serve on the Company's Board of Directors and Executive Committee (and on the board of directors and executive committee of any New Entity) for the remaining time period of the Board Term. The Company shall cause its Certificate of Incorporation and By-Laws to be amended to the extent necessary to comply with the provisions of this Article 12.

                                   ARTICLE 13

                                 MISCELLANEOUS

                 13.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Securities and payment therefor, exercise of the Warrant or termination of this Agreement; provided that each

Purchaser may bring any action for remedies with respect to the representations and warranties, which action such Purchaser shall have initiated and shall have given notice thereof to the Company on or prior to the second anniversary of the date hereof (or with respect to the representations and warranties set forth in Sections 5.2, 5.4 and 5.9 hereof, the fifth anniversary of the date hereof); provided, further, that no such representation or warranty shall in any event be deemed to have bean made at or as of any date other than the date hereof or the Closing Date (or, to the extent so stated in Section 3.1, an earlier date).

                 13.2     Notices. All notices, demands and other
communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                          (a)     if to OSI:

                                  The Open Society Institute
                                  888 Seventh Avenue
                                  Suite 3100
                                  New York, NY 10106
                                  Attention:   Kenneth Anderson, Esq.,
                                               Peter Hurwitz, Esq.

                          (b)     if to CFM:

                                  Chatterjee Fund Management, L.P.
                                  888 Seventh Avenue
                                  Suite 3000
                                  New York, New York 10106
                                  Attention:   Peter Hurwitz, Esq.

                 Provided that notices to OSI or CFM shall be deemed to be delivered to OSI and CFM if sent to TCG in accordance with the provisions of this Section 13.2 at

                                  888 Seventh Avenue
                                  Suite 3000
                                  New York, New York 10106
                                  Attention:   Peter Hurwitz, Esq.

                          in each case of delivery or deemed delivery to OSI or CFM with a copy to:

                                  Soros Fund Management
                                  888 Seventh Avenue
                                  Suite 3300
                                  New York, New York 10106

                                  Attention: Michael Neus, Esq.

                          (c)     if to the Company:

                                  Global TeleSystems Group, Inc.
                                  1751 Pinnacle Drive
                                  North Tower 12th Floor
                                  McLean, Virginia 22102
                                  Attention:   General Counsel

                 All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; when received, if mailed; and when receipt is acknowledged, if telecopied.

                 13.3     Successors and Assigns.

                          (a)     This Agreement and the Notes shall inure to
the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Company may not assign any of its rights under this Agreement without the prior written consent of both Purchasers. Except as provided in Article 7, no Person other than the parties hereto and TCG and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

                          (b)     Subject to applicable securities laws, each
Purchaser may assign any of its rights under this Agreement and the Notes only to any of its Affiliates or to TCG or any of its Affiliates; provided that any assignment to any such assignee shall be subject to the delivery by such assignee of a certificate, dated the effective date of such assignment and signed by a Secretary or Assistant Secretary of such assignee, containing representations and warranties with respect to such assignee substantially the same as those contained in Article 6 hereof with respect to each of the Purchasers and stating that such representations and warranties are true and correct on and as of the effective date of such assignment. In the event an assignee ceases to be an Affiliate of a Purchaser or TCG, it shall promptly assign such rights to an Affiliate of a Purchaser or TCG. Assignments of the Warrants shall be governed by the terms of the Warrant Agreement. Each Purchaser and its Affiliates and TCG and its Affiliates may pledge the Notes and this Agreement without any restriction.

                 13.4     Amendment and Waiver.

                          (a)     No failure or delay on the part of the
Company or either Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or either Purchaser at law, in equity or otherwise.

                          (b)     Any amendment, supplement or modification of
or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and each Purchaser, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                 13.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                 13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                 13.7 Governing Law. This Agreement shall be governed by the laws of the State of New York excluding (to the greatest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York.

                 13.8 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or, to the extent permitted by applicable law, of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and, to the extent permitted by applicable law, expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the a service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 13.2.

                 13.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                 13.10 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

                 13.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                 13.12 Certain Expenses. The Company will pay all expenses of each Purchaser and TCG (including reasonable fees, charges and disbursements of counsel but excluding fees, charges and disbursements incurred after the Closing by any accountants, other consultants or other non-legal advisors retained by such Purchaser or TCG) in connection with any amendment, supplement modification or waiver of or to any provision of this Agreement, the Notes or any other Transaction Document, or any consent to any departure by the Company from the terms of any provision of this Agreement, the Notes or any other Transaction Document. The Company further agrees to pay all expenses of each Purchaser, if any (including reasonable fees, charges and disbursements of counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Transaction Documents.

                 13.13 Publicity. Except as may be required by applicable law (and for disclosure by the Company to its shareholders at the annual meeting of the shareholders and in quarterly financial and other similar reports required to be delivered to the Company's shareholders), none of the parties hereto shall issue a publicity release or announcement concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

                 13.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable with respect to the Hart-Scott-Rodino Act to carry out or to perform the provisions of this Agreement.

                 IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                        GLOBAL TELESYSTEMS GROUP INC.


                                        By  /s/ N.S. Molberger
                                          -------------------------------
                                          Name: N.S. Molberger

                                        THE OPEN SOCIETY INCENTIVE


                                        By  /s/ ARYEL NEIER
                                          -------------------------------
                                          Name: Aryel Neier


                                        CHATTERJEE FUND MANAGEMENT, L.P.


                                        By  /s/ Purendur Chatterjee
                                          -------------------------------
                                          Name: Purendur Chatterjee

       THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.


                             SENIOR PROMISSORY NOTE

$25,000,000                                     New York, New York

                                                January 19, 1996


        FOR VALUE RECEIVED, the undersigned, GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation (the "Company"), unconditionally promises to pay to the order of THE OPEN SOCIETY INSTITUTE (the "Lender"), the principal amount of Twenty-Five Million Dollars ($25,000,000) (the "Original Principal Amount"; the Original Principal Amount, as it may be increased pursuant to the provisions of paragraph 2(a), being the "Principal Amount") on or before the Maturity Date (as defined below) as hereinafter provided in Section 2(b), together with interest thereon as hereinafter provided.

        1. Note Purchase Agreement. This Senior Promissory Note (this "Note") is issued pursuant to, and subject to the terms and conditions of, the Senior Note Purchase Agreement, dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time (as so amended, supplemented or modified, the "Agreement"), between the Company, the Lender and Chatterjee Fund Management, L.P. ("CFM"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

        2.      Amounts Due.

                (a) Interest. Interest on this Note shall accrue at the rate of ten percent (10%) per annum on any unpaid Principal Amount from the date hereof until repayment in full of the Principal Amount, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Maturity Date (each such date, an "Interest Payment Date"); provided that interest on any overdue Principal Amount shall accrue at the rate set forth in Section 2(c); provided, further that upon written notice by the Company to the Lender not less than ten (10) nor more than fifteen (15) Business Days prior to any Interest Payment Date occurring on or before the second anniversary hereof, the Company may defer to the Maturity Date payment of any accrued interest otherwise payable on such Interest Payment Date, in which case the Principal Amount shall be increased by an amount equal to such payment. Interest shall be computed on a daily basis based on a 360 day year of twelve, 30-day, months.

        (b) Principal. The Original Principal Amount shall be payable in twelve equal consecutive quarterly installments on the last Business Day of each calendar quarter, commencing on April 1, 1998 with the final payment of principal made in full on the Maturity Date. The remainder of the Principal Amount shall be paid on the Maturity Date.

        (c) Default Interest. Subject to applicable law, any overdue Principal Amount and any overdue interest (except for interest deferred in accordance with the provisions of paragraph 2(a)) on this Note together with any other amounts not paid when due (after giving effect to any applicable grace periods) under this Note or the Agreement shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at the rate of 13% per annum.

        3. Maturity Date. The Maturity Date of this Note shall be January 19, 2001.

        4. Manner of Payment. All payments by the Company of the principal of or interest on this Note and all payments of any other amounts due under this Note or the Agreement shall be made without offset or deduction of any kind by wire transfer in United States dollars in immediately available funds to such bank or other place as may be designated by the Lender. If any payment of principal, interest and/or any other amount owed by the Company under this Note or the Agreement shall become due and payable on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, but interest shall not be payable for such extended period.

        5. Prepayment. Any prepayment of this Note shall be made in accordance with the provisions of Article 10 of the Agreement.

        6. Application of Prepayments. All prepayments of this Note shall be applied in accordance with the provisions of Article 10 of the Agreement.

        7. Defaults. Each of the following conditions, acts or events shall constitute an "Even of Default" hereunder:

                (i) if the Company defaults in the payment of any Principal Amount of this Note or the CFM Note when due;

                (ii) if the Company defaults in the payment of any interest on this Note or any other amounts payable hereunder or under the Agreement (other than the Principal Amount on this Note or the CFM Note) and such default continues unremedied for a period of five Business Days;

                (iii) if the Company or any of its Subsidiaries defaults in the due observance or performance of any other covenant or agreement contained in this Note or the Agreement and such default continues unremedied for a period of 20 days after written notice thereof shall have been given by the Lender and CFM to the Company;

                (iv) if any representation, warranty, certification or statement made by the Company or any of its Subsidiaries in this Note or the Agreement or in any other document delivered pursuant hereto or thereto or in connection herewith or therewith proves to have been incorrect in any material respect when made;

                (v) if the Company or any of its Subsidiaries defaults in the payment of principal of or interest on any Indebtedness (whether now existing or hereafter incurred) of the Company or any of its Subsidiaries (other than any Indebtedness outstanding hereunder or incurred and outstanding pursuant to the Agreement or under the CFM Note) that is outstanding in a principal amount of at least $1,000,000 in the aggregate or the performance or observance of the terms and conditions of any agreement relating to such Indebtedness, and the effect of such default is to accelerate the final maturity of such Indebtedness and which is likely to have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents; provided that a payment default or acceleration under the Company's indebtedness to AT&T Network Systems Netherlands N.V. ("AT&T") evidenced by promissory notes in an aggregate principal amount not exceeding $4.5 million due on December 15, 1995 shall not be an Event of Default hereunder until such time as AT&T takes action to collect on the indebtedness evidenced by such notes;

                (vi) if an involuntary case or other proceeding is commenced against the Company or any of its Subsidiaries seeking (A) liquidation, reorganization or other relief with respect to the Company or indebtedness of the Company under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect or (B) the appointment of a receiver, trustee, custodian, liquidator or similar official for the Company, or for a substantial part of its property or assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order of relief shall be entered against the Company or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

                (vii) if the Company or any of its Subsidiaries (A) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its indebtedness under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect or the appointment of a receiver, trustee, custodian, liquidator or similar official for the Company, or for a substantial part of its property or assets; (B) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;
(C) shall make a general assignment for the benefit of creditors; (D) shall admit in writing its inability, or fail generally, to pay its debts as they become due or (E) shall take any action for the purpose of effecting any of the foregoing;

                (viii) if one or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 is rendered against the Company or any of its Subsidiaries, and, within thirty (30) days of the entry thereof, the same shall remain undischarged and execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any of its Subsidiaries to enforce any such judgment; or

                (ix) if the Company asserts for any reason that the Warrant Agreement or the Warrants is not a legal, valid and binding obligation of any party thereto.

        8. Remedies; Acceleration. Upon the occurrence of and during the continuation of an Event of Default, the Purchaser holding a majority of the Principal Amount of the Notes, may by notice to the Company, declare the outstanding Principal Amount of the Note to be immediately due and payable, whereupon the Principal Amount of the Note, all accrued and unpaid interest thereon and all other amounts payable under this Note or the Agreement shall become and be forthwith due and payable by the Company, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the Note, all such interest and all such amounts shall automatically become and be due and payable by the Company, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by the Company.

        The remedy provided herein shall not be deemed exclusive but shall be cumulative and shall be in addition to all other remedies available to the Lender, whether existing at law or in equity or otherwise.

        9. Delay or Omission not Waiver. No delay or omission of the Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or in acquiescence therein. Every right and remedy given under this Note or by law or at equity to the Lender may be exercised from time to time, and as often as may deemed expedient, by the Lender.

        10. Unconditional Obligations; Fees. The obligations to make the payments provided for in this Note and the Agreement are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

        12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT A NEW YORK COURT WOULD PERMIT) ANY RULE OF LAW THAT WOULD CAUSE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        13. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.


                                        GLOBAL TELESYSTEMS GROUP, INC.



                                        By: /s/ [ILLEGIBLE]
                                            ----------------------------
                                            Name:  [ILLEGIBLE]
                                            Title: Vice President
                                                   General Counsel

        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

                             SENIOR PROMISSORY NOTE

$ 5,000,000                                                New York, New York

                                                           January 19, 1996

        FOR VALUE RECEIVED, the undersigned, GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation (the "Company"), unconditionally promises to pay to the order of CHATTERJEE FUND MANAGEMENT, L.P. (the "Lender"), the principal amount of Five Million Dollars ($5,000,000) (the "Original Principal Amount"; the Original Principal Amount, as it may be increased pursuant to the provisions of paragraph 2(a), being the "Principal Amount") on or before the Maturity Date (as defined below) as hereinafter provided in Section 2(b), together with interest thereon as hereinafter provided.

        1. Note Purchase Agreement. This Senior Promissory Note (this "Note") is issued pursuant to, and subject to the terms and conditions of, the Senior Note Purchase Agreement, dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time (as so amended, supplemented or modified, the "Agreement"), between the Company, the Lender and The Open Society Institute ("OSI"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

        2.      Amounts Due.

                (a) Interest. Interest on this Note shall accrue at the rate of ten percent (10%) per annum on any unpaid Principal Amount from the date hereof until repayment in full of the Principal Amount, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Maturity Date (each such date, an "Interest Payment Date"); provided that interest on any overdue Principal Amount shall accrue at the rate set forth in Section 2(c); provided, further that upon written notice by the Company to the Lender not less than ten (10) nor more than fifteen (15) Business Days prior to any Interest Payment Date occurring on or before the second anniversary hereof, the Company may defer to the Maturity Date payment of any accrued interest otherwise payable on such Interest Payment Date, in which case the Principal Amount shall be increased by an amount equal to such payment.
Interest shall be computed on a daily basis based on a 360 day year of twelve, 30-day, months.

                (b) Principal. The Original Principal Amount shall be payable in twelve equal consecutive quarterly installments on the last Business Day of each calendar quarter, commencing on April 1, 1998, with the final payment of principal made in full on the Maturity Date. The remainder of the Principal Amount shall be paid on the Maturity Date.

                (c) Default Interest. Subject to applicable law, any overdue Principal Amount and any overdue interest (except for interest deferred in accordance with the provisions of paragraph 2(a)) on this Note together with any other amounts not paid when due (after giving effect to any applicable grace periods) under this Note or the Agreement shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at the rate of 13% per annum.

        3. Maturity Date. The Maturity Date of this Note shall be January 19, 2001.

        4. Manner of Payment. All payments by the Company of the principal of or interest on this Note and all payments of any other amounts due under this Note or the Agreement shall be made without offset or deduction of any kind by wire transfer in United States dollars in immediately available funds to such bank or other place as may be designated by the Lender. If any payment or principal, interest and/or any other amount owed by the Company under this Note or the Agreement shall become due and payable on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, but interest shall not be payable for such extended period.

        5. Prepayment. Any prepayment of this Note shall be made in accordance with the provisions of Article 10 of the Agreement.

        6. Application of Prepayments. All prepayments of this Note shall be applied in accordance with the provisions of Article 10 of the Agreement.

        7. Defaults. Each of the following conditions, acts or events shall constitute an "Event of Default" hereunder:

                (i) if the Company defaults in the payment of any Principal Amount on this Note or the OSI Note when due;

                (ii) if the Company defaults in the payment of any interest on this Note or any other amounts payable hereunder or under the Agreement (other than the Principal Amount on this Note or the OSI Note) and such default continues unremedied for a period of five Business Days;

                (iii) if the Company or any of its Subsidiaries defaults in the due observance or performance of any other convenant or agrement contained in this Note or the Agreement and such default continues unremedied for a period of 20 days after written notice thereof shall have been given by the Lender and OSI to the Company;

                (iv) if any representation, warranty, certification or statement made by the Company or any of its Subsidiaries in this Note or the Agreement or in any other document delivered pursuant hereto or thereto or in connection herewith or therewith proves to have been incorrect in any material respect when made;

                (v) if the Company or any of its Subsidiaries defaults in the payment of principal of or interest on any Indebtedness (whether now existing or hereafter incurred) of the Company or any of its Subsidiaries (other than any Indebtedness outstanding hereunder or incurred and outstanding pursuant to the Agreement or under the OSI Note) that is outstanding in a principal amount of at least $1,000,000 in the aggregate or the performance or observance of the terms and conditions of any agreement relating to such Indebtedness, and the effect of such default is to accelerate the final maturity of such Indebtedness and which is likely to have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under the Transaction Documents; provided that a payment default or acceleration under the Company's indebtedness to AT&T Network Systems Netherlands N.V. ("AT&T") evidenced by promissory notes in an aggregate principal amount not exceeding $4.5 million due on December 15, 1995 shall not be an Event of Default hereunder until such time as AT&T takes action to collect on the indebtedness evidenced by such notes;

                (vi) if an involuntary case or other proceeding is commenced against the Company or any of its Subsidiaries seeking (A) liquidation, reorganization or other relief with respect to the Company or indebtedness of the Company under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect or (B) the appointment of a receiver, trustee, custodian, liquidator or similar official for the Company, or for a substantial part of its property or assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order of relief shall be entered against the Company or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

                (vii) if the Company or any of its Subsidiaries (A) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its indebtedness under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect or the appointment of a receiver, trustee, custodian, liquidator or similar official for the Company, or for a substantial part of its property or assets; (B) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;
(C) shall make a general assignment for the benefit of creditors; (D) shall admit in writing its inability, or fail generally, to pay its debts as they become due or (E) shall take any action for the purpose of effecting any of the foregoing;

                (viii) if one or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 is rendered against the Company or any of its subsidiaries, and, within thirty (30) days of the entry thereof, the same shall remain undischarged and execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any of its Subsidiaries to enforce any such judgment; or

                (ix) if the Company asserts for any reason that the Warrant Agreement or the Warrants is not a legal, valid and binding obligation of any party thereto.

        8. Remedies; Acceleration. Upon the occurrence of and during the continuation of an Event of Default, the Purchaser holding a majority of the Principal Amount of the Notes, may by notice to the Company, declare the outstanding Principal Amount of the Note to be immediately due and payable, whereupon the Principal Amount of the Note, all accrue and unpaid interest thereon and all other amounts payable under this Note or the Agreement shall become and be forthwith due and payable by the Company, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the Note, all such interest and all such amounts shall automatically become and be due and payable by the Company, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by the Company.

        The remedy provided herein shall not be deemed exclusive but shall be cumulative and shall be in addition to all other remedies available to the Lender, whether existing at law or in equity or otherwise.

        9. Delay or Omission not Waiver. No delay or omission of the Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or in acquiescence therein. Every right and remedy given under this Note or by law or at equity to the Lender may be exercised from time to time, and as often as may deemed expedient, by the Lender.

        10. Unconditional Obligations; Fees. The obligations to make the payments provided for in this Note and the Agreement are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

        12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT A NEW YORK COURT WOULD PERMIT) ANY RULE OF LAW THAT WOULD CAUSE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        13. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.


                                        GLOBAL TELESYSTEMS GROUP, INC.



                                        By: /s/ [ILLEGIBLE]
                                            ----------------------------
                                            Name:  [ILLEGIBLE]
                                            Title: Vice President
                                                   General Counsel

                                  EXHIBIT B


               See Exhibit No. 10.3 of Registration Statement.

                                  EXHIBIT C


               See Exhibit No. 10.2 of Registration Statement.

                                  EXHIBIT D


               See Exhibit No. 10.4 of Registration Statement.